EXHIBIT 10.44

ROBERT A. LEVINSON
1065 AVENUE OF THE AMERICAS
NEW YORK, NY 10018

March 24, 2008

TO:	BOARD OF DIRECTORS OF LEVCOR INTERNATIONAL

This letter will serve to reaffirm my commitment to personally support the cash needs of Levcor International through January 5, 2009 and not to demand any repayment of principal or interest currently owed to me until January 6, 2009.

This commitment is a reaffirmation of my commitment to our independent auditors, as reflected in their year-end management representation letter and disclosed in the 10-K and the 10-Q.

I am prepared to fund up to a maximum of $3 million to meet the cash needs of Levcor International, if necessary.

Sincerely yours,

/s/ ROBERT A. LEVINSON

Robert A. Levinson